Exhibit 99.1

Michael Kors Holdings Limited Announces Third Quarter Fiscal 2014 Results

Third Quarter Total Revenue Increased 59.0%; Comparable Store Sales Increased 27.8%

Third Quarter Reported Diluted EPS Increased 73.4% to $1.11

Hong Kong — February 4, 2014 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for its fiscal 2014 third quarter ended December 28, 2013.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Michael Kors enjoyed an outstanding holiday season, as global brand awareness continued to drive strong demand for our luxury product. Comparable stores sales increased 28% which exceeded our expectation and represents our 31st consecutive quarter of growth. We believe that our consistently strong performance is attributable to the creative vision of Michael Kors and his talented design team as well as the distinctive jet-set in-store experience that we provide in both our retail stores and our shop-in-shops. We remain very excited about our future growth prospects as Michael Kors continues to gain momentum as a global luxury lifestyle brand.”

For the third quarter ended December 28, 2013:

•	Total revenue increased 59.0% to $1.0 billion from $636.8 million in the third quarter of fiscal 2013.

•	Retail net sales increased 51.3% to $503.4 million driven by a 27.8% increase in comparable store sales and 98 net new store openings since the end of the third quarter of fiscal 2013. Wholesale net sales increased 68.2% to $461.4 million and licensing revenue increased 59.0% to $47.4 million.

•	Gross profit increased 61.6% to $619.5 million, and as a percentage of total revenue increased to 61.2% compared to 60.2% in the third quarter of fiscal 2013.

•	Income from operations was $343.2 million, or 33.9% as a percentage of total revenue, as compared to $204.8 million, or 32.2% as a percentage of total revenue, for the third quarter of fiscal 2013.

•	Net income was $229.6 million, or $1.11 per diluted share, based on 206.1 million weighted average diluted shares outstanding. Net income for the third quarter of fiscal 2013 was $130.0 million, or $0.64 per diluted share, based on 202.8 million weighted average diluted shares outstanding.

•	At December 28, 2013, the Company operated 395 retail stores, including concessions, compared to 297 retail stores, including concessions, at the end of the same prior-year period. The Company had 138 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 533 Michael Kors stores worldwide at the end of the third quarter of fiscal 2014.

Mr. Idol continued, “Our results reflect broad-based strength with significant revenue growth across our retail, wholesale and licensing segments as well as in our North American and international markets. Revenue in North America grew 51% and comparable store sales increased 24%, with performance driven primarily by accessories and watch offerings. In addition, our North America wholesale segment generated another quarter of strong sales growth, particularly in our accessories and footwear categories, and we continued to benefit from shop-in-shop conversions in department stores. In Europe, revenue grew 144% in the third quarter, with exceptional comparable store sales growth of 73%, which we believe was driven by growing brand awareness and demand across regions. Lastly, in our licensing segment, revenue increased 59%, with continued demand in watches and eyewear. Looking ahead, we remain confident that Michael Kors’ distinctive positioning in the global luxury market will enable us to achieve strong long term growth for our shareholders.”

For the first nine months ended December 28, 2013:

•	Total revenue for the first nine months increased 51.0% to $2.4 billion from $1.6 billion in the same period of fiscal 2013.

•	Retail net sales increased 50.0% to $1.2 billion. Comparable store sales increased 26.2%. Wholesale net sales increased 51.7% to $1.1 billion and licensing revenue increased 56.1% to $104.9 million.

•	Gross profit for the first nine months increased 54.3% to $1.5 billion, and as a percentage of total revenue increased to 61.3% as compared to 60.0% in the same period of fiscal 2013.

•	Income from operations for the first nine months was $762.3 million and as a percentage of total revenue was 31.8%. For the same period of fiscal 2013, income from operations was $474.7 million, or 30.0% as a percentage of total revenue.

•	Net income for the first nine months was $500.4 million, or $2.44 per diluted share, based on 205.2 million weighted average diluted shares outstanding. Net income for the same period of fiscal 2013 was $296.5 million, or $1.48 per diluted share, based on 200.8 million weighted average diluted shares outstanding.

Outlook

For the fourth quarter of fiscal 2014, the Company expects total revenue to be in the range of $790 million to $800 million. This assumes a comparable store sales increase in the range of 15% to 20%. Diluted earnings per share are expected to be in the range of $0.63 to $0.65 for the fourth quarter of fiscal 2014. This assumes 206.8 million weighted average diluted shares outstanding and a tax rate of approximately 33.5%.

For fiscal 2014, the Company now expects total revenue to be in the range of $3.18 billion to $3.19 billion. This assumes a comparable store sales increase of approximately 25%. Diluted earnings per share are now expected to be in the range of $3.07 to $3.09 for fiscal 2014. This assumes 205.6 million weighted average diluted shares outstanding and a tax rate of approximately 34.0%.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, February 4, 2014 at 8:00 a.m. EDT. A replay of the call will be available today at 11:00 a.m. EDT; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 2883785. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013 (File No. 001-35368), filed on May 29, 2013 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

ICR, Inc.

Jean Fontana/Megan Crudele

646-277-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

203-682-8224

alecia.pulman@icrinc.com

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Net sales	$964,787	$606,943	$2,288,479	$1,517,378
Licensing revenue	47,442	29,835	104,912	67,200

Total revenue	1,012,229	636,778	2,393,391	1,584,578
Cost of goods sold	392,731	253,327	926,747	634,227

Gross profit	619,498	383,451	1,466,644	950,351
Total operating expenses	276,258	178,612	704,382	475,641

Income from operations	343,240	204,839	762,262	474,710
Interest expense, net	109	311	409	1,301
Foreign currency loss (gain)	3	1,487	279	837

Income before provision for income taxes	343,128	203,041	761,574	472,572
Provision for income taxes	113,485	73,013	261,127	176,071

Net income	$229,643	$130,028	$500,447	$296,501

Weighted average ordinary shares outstanding:
Basic	203,175,380	199,291,480	202,314,813	195,468,623
Diluted	206,088,062	202,817,811	205,192,959	200,800,410
Net income per ordinary share:
Basic	$1.13	$0.65	$2.47	$1.52
Diluted	$1.11	$0.64	$2.44	$1.48
Statements of Comprehensive Income:
Net income	$229,643	$130,028	$500,447	$296,501
Foreign currency translation adjustments	(1,745)	191	3,228	1,657
Net realized and unrealized losses on derivatives	(496)	(367)	(3,709)	(367)

Comprehensive income	$227,402	$129,852	$499,966	$297,791

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 28, 2013	March 30, 2013	December 29, 2012
Assets
Current assets
Cash and cash equivalents	$828,341	$472,511	$405,776
Receivables, net	292,812	206,454	172,658
Inventories	431,564	266,894	290,154
Deferred tax assets	10,790	8,480	13,852
Prepaid expenses and other current assets	36,722	34,850	44,021

Total current assets	1,600,229	989,189	926,461
Property and equipment, net	321,542	242,113	217,549
Intangible assets, net	42,098	20,980	16,788
Goodwill	14,005	14,005	14,005
Deferred tax assets	9,633	4,389	1,432
Other assets	19,456	18,889	11,420

Total assets	$2,006,963	$1,289,565	$1,187,655

Liabilities and Shareholders’ Equity
Current liabilities
Revolving line of credit	$—	$—	$—
Accounts payable	145,363	82,977	105,445
Accrued payroll and payroll related expenses	42,416	38,642	33,121
Accrued income taxes	11,645	9,074	6,344
Accrued expenses and other current liabilities	75,829	33,555	47,869

Total current liabilities	275,253	164,248	192,779
Deferred rent	72,293	56,986	51,303
Deferred tax liabilities	20,014	13,163	11,871
Other long-term liabilities	15,453	7,922	7,499

Total liabilities	383,013	242,319	263,452
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 203,882,679 shares issued and outstanding at December 28, 2013, 201,454,408 shares issued and outstanding at March 30, 2013, and 200,274,090 shares issued and outstanding at December 29, 2012	—	—	—
Treasury shares, at cost (29,765 shares at December 28, 2013)	(2,447)	—	—
Additional paid-in capital	503,639	424,454	398,496
Accumulated other comprehensive (loss) gain	(3,942)	(3,461)	555
Retained earnings	1,126,700	626,253	525,152

Total shareholders’ equity	1,623,950	1,047,246	924,203

Total liabilities and shareholders’ equity	$2,006,963	$1,289,565	$1,187,655

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue by Region:
North America (U.S. and Canada)	$862,619	$573,115	$2,032,450	$1,421,688
Europe	140,294	57,604	335,822	147,642
Other Regions	9,316	6,059	25,119	15,248

Total Revenue:	$1,012,229	$636,778	$2,393,391	$1,584,578

Revenue by Segment:
Net sales :Retail	$503,380	$332,641	$1,184,625	$789,925
Wholesale	461,407	274,302	1,103,854	727,453
Licensing	47,442	29,835	104,912	67,200

Total Revenue:	$1,012,229	$636,778	$2,393,391	$1,584,578

Income from Operations:
Retail	$171,281	$109,012	$377,528	$237,327
Wholesale	140,685	76,790	320,262	194,907
Licensing	31,274	19,037	64,472	42,476

Total Income from Operations	$343,240	$204,839	$762,262	$474,710